Contacts:	Ivan R. Sabel	(301) 986-0701
	George E. McHenry	(301) 986-0701
	Hai Tran	(301) 986-0701

News Release

HANGER ORTHOPEDIC GROUP, INC. SUCCESSFULLY COMPLETES GLOBAL REFINANCING

BETHESDA, MARYLAND May 30, 2006. Hanger Orthopedic Group, Inc. (NYSE: HGR) announced today that it has completed the global refinancing of its debt structure. The transaction includes refinancing all of its outstanding bank and bond indebtedness and preferred stock utilizing the proceeds from a $50 million private placement of 3.33% convertible perpetual preferred stock to Ares Corporate Opportunities Fund, L.P., a private equity fund of Ares Management LLC, a new senior secured credit facility comprised of a $230 million term loan and up to a $75 million revolving credit facility and a private offering of $175 million principal amount of senior unsecured notes. Hanger used approximately $155 million to repay indebtedness outstanding under its existing revolving credit and term loan facilities, $223 million to refinance its 10-3/8% senior notes and its outstanding 11-1/4% senior subordinated notes due 2009 and approximately $65 million to redeem its outstanding 10% redeemable preferred stock.

The refinancing will extend the average maturities of the debt to approximately 7 years with minimal impact on total debt service and reduce the annual dividend on the preferred stock by approximately $5 million, resulting in a transaction that is accretive to EPS in 2006.

Hanger Chairman and CEO Ivan R. Sabel, CPO said, “We are extremely pleased to have completed the refinancing. The continued strengthening of our operations and continued strong cash flow generation enabled us to refinance our debt on favorable terms for the Company. The completion of this refinancing provides the Company with stability in its capital structure and flexibility to continue to grow our business. In addition, the participation of Ares Management provides further indication of the market’s support for our growth strategies.”

Hanger Orthopedic Group, Inc., headquartered in Bethesda, Maryland, is the world’s premier provider of orthotic and prosthetic patient care services. Hanger is the market leader in the United States, owning and operating 621 patient care centers in 46 states including the District of Columbia, with 3,290 employees including 1,032 practitioners (as of 3/31/06). Hanger is organized into four units. The two key operating units are patient care which consists of nationwide orthotic and prosthetic practice centers and distribution which consists of distribution centers managing the supply chain of orthotic and prosthetic componentry to Hanger and third party patient care centers. The third is Linkia which is the first and only provider network management company for the orthotics and prosthetics industry. The fourth unit, Innovative Neurotronics, introduces emerging neuromuscular technologies developed through independent research in a collaborative effort with industry suppliers worldwide. For more information on Innovative Neurotronics, Inc. or the WalkAide, visit http://www.ininc.us. For more information on Hanger, visit http://www.hanger.com.

Certain statements included in this press release are forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Please refer to the Company’s SEC filings for factors that could cause actual results to differ materially from the Company’s expectations.